Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION REPORTS STRONG FIRST QUARTER 2006 RESULTS

Company Achieved Earnings-per-Share of $1.79

Reaffirms 2006 Dividend Guidance of $7.30 per Share

Irvine, Calif., May 4, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier mortgage finance companies, today reported results for the three months ended March 31, 2006.

First Quarter 2006 Highlights

•	Earnings-per-share (EPS) of $1.79

•	REIT taxable income[1] of $1.78 per share fully covered the corresponding dividend of $1.75 per share

•	After-tax return on equity[2] was 19.5 percent

•	Securitized $1.7 billion of mortgage loans at the REIT

•	Total loan production was $13.4 billion in the first quarter 2006 and $4.7 billion in April 2006

•	Maintained non-prime loan acquisition costs (LAC) at 1.66 percent

•	Reaffirms 2006 dividend guidance of $7.30 per share

Financial Results

“We achieved strong first quarter 2006 results highlighted by 21 percent growth in EPS, a 17 percent increase in REIT taxable income, and 31 percent growth in mortgage loan production compared with the same period last year,” said Robert K. Cole, Chairman and Chief Executive Officer. “We are also pleased to have maintained low loan acquisition costs, achieved our targeted net operating margin range for the quarter, and added mortgage loans to our REIT portfolio, which will contribute to our ability to pay our projected dividend of $7.30 per share for 2006.”

The company reported net earnings of $103.7 million, or $1.79 per share, for the first quarter of 2006, compared with $84.8 million, or $1.48 per share, for the same period in 2005. The year-over-year increase in net earnings was primarily attributable to the growth in mortgage loan production volume and greater contributions to net earnings from the company’s REIT portfolio.

[1]	REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of REIT taxable income to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

[2]	See Schedule 2 attached to this press release for an explanation of how the company calculated after-tax return on equity.

Mortgage Loan Portfolios

During the first quarter of 2006, the company completed two securitizations structured as financings totaling $1.7 billion in mortgage loans at the REIT, including one securitization consisting solely of $0.3 billion of second lien collateral. Substantially all of the collateral in the $0.3 billion securitization represents second mortgage loans originated in connection with the company’s 80/20-mortgage product. “We believe the securitization of second trust deeds allowed us to capture the full economic value of that particular pool of loans,” said Kevin M. Cloyd, President of NC Capital Corporation, the company’s secondary marketing subsidiary. “The remaining $1.4 billion of mortgage loans securitized was representative of our core non-prime mortgage loan production and received favorable credit enhancement from rating agencies as a result of lower loss coverage requirements.”

At March 31, 2006, the balance of the REIT mortgage loan portfolio was $14.1 billion and the balance of the taxable REIT subsidiary (TRS) mortgage loan portfolio was $2.1 billion. The allowance for losses on loans held for investment was $186.0 million and $23.8 million for the REIT and TRS portfolios, respectively, representing 1.32 percent and 1.14 percent of the unpaid principal balance of the respective portfolios. This compares with 1.23 percent and 1.22 percent of the unpaid principal balance of the respective portfolios at December 31, 2005. Delinquency rates as of March 31, 2006 and actual losses to date in the company’s REIT and TRS portfolios continue to be significantly lower than historical experience. The company’s 60-plus day delinquency rates as of March 31, 2006 were 4.46 percent at the REIT and 4.78 percent at the TRS. While actual losses to date have been significantly lower than the company’s expectations, the company continues to build its allowances for loan losses based on various factors, which include seasoning of the portfolios, as well as overall economic and market conditions.

Mortgage Loan Production by Channel – Non-Prime, Prime and Alt-A

The company originates and purchases mortgage loans through two channels – Wholesale and Retail. The Wholesale channel originates and purchases mortgage loans through a network of independent mortgage brokers and correspondent lenders solicited by its Account Executives. The company’s Retail channel originates mortgage loans directly through its 240 branch offices and its central telemarketing unit, as well as through relationships that are referred or solicited through builders and realtors.

Total Mortgage Loan Production

Total mortgage loan production for the first quarter of 2006 was $13.4 billion, a 31 percent increase over the same period a year ago. “Our key objectives this year include maximizing the capabilities of the prime and Alt-A platform we acquired in 2005 for future growth and utilizing that acquisition as a catalyst for expanding the mortgage products we offer through each of our delivery channels,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer. “This quarter’s mortgage loan production results were enhanced by $1.9 billion in prime and Alt-A originations and we expect to see even stronger results as we continue the expansion of our product lines across all channels.”

Total mortgage loan production for April 2006 was approximately $4.7 billion, or $0.235 billion in average daily volume, including $4.0 billion of Wholesale mortgage loan production and $0.7 billion of Retail mortgage loan production. This compares with $4.5 billion, or $0.214 in average daily volume, for April 2005. The weighted average coupon for non-prime production in April 2006 was 8.5 percent.

“Earlier this week, we announced that Anthony T. (Tony) Meola has joined the company as Executive Vice President, Loan Production. Tony will be responsible for managing and expanding our production franchise, broadening our product menu and increasing productivity. He brings with him a breadth and depth of knowledge of the mortgage industry and a passion for constant improvement. We look forward to his contribution to our continued growth and success,” said Mr. Morrice.

Wholesale Channel

In the first quarter of 2006, the company originated $11.4 billion in loans through its Wholesale channel, representing a 25 percent increase over the first quarter of 2005. “The growth in Wholesale mortgage loan production was the result of the superior efforts of our top-tier Account Executives. As a result, I’m proud to report that our Wholesale business ranked as the #1 non-prime wholesale lender and #4 wholesale lender in the overall mortgage market in 2005,” said Mr. Morrice.

In February 2006, the company purchased Access Lending Corporation’s platform that provides warehouse lines of credit to middle-market residential-mortgage bankers. “This acquisition enables us to offer warehouse lending services to our Wholesale customers. We are excited about entering this growing market,” said Mr. Cloyd.

Retail Channel

The company’s Retail channel originated approximately $2.0 billion in loans in the first quarter of 2006, compared with $1.2 billion in the year ago quarter. The 75 percent increase in Retail mortgage loan production was primarily the result of the addition of the origination platform that the company acquired from RBC Mortgage in September 2005.

TRS Operating Results - Non-Prime

Gain-on-Sale

In the first quarter of 2006, the company sold $11.2 billion of non-prime loans at a gain-on-sale of 1.67 percent. Gain-on-sale decreased four basis points from 1.71 percent for the fourth quarter of 2005 as a result of loans sold in the first quarter of 2006 pursuant to forward-sale commitments entered into during the fourth quarter of 2005, when the secondary market was very weak. However, gain-on-sale progressively improved during each of the months in the first quarter of 2006. Continuing this trend, the company expects non-prime gain-on-sale to improve in future quarters of 2006 based on stronger secondary market demand for its product and forward-sale commitments extending into the third quarter of 2006.

LAC

First quarter 2006 LAC of 1.66 percent was effectively unchanged compared with the fourth quarter of 2005 despite the seasonal decrease in mortgage loan production volume. The operating expense component of LAC increased nine basis points and was offset by an eight basis point decrease in the points and fees component. “We are particularly pleased that we were able to maintain our loan acquisition costs at this low level given the decrease in mortgage loan production that typically occurs in the first quarter of the year,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer.

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

Net Operating Margin

“Our net operating margin was 50 basis points for the first quarter of 2006, which was in-line with our previously announced guidance range. Given our forward-sale commitments and focus on maintaining low loan acquisition costs, we expect our net operating margin will improve in the second quarter of 2006 to a range of 60 to 75 basis points,” said Ms. Dodge.

TRS Operating Results - Prime and Alt-A

In the first quarter of 2006, the company closed $2.0 billion in loans through the prime and Alt-A mortgage loan origination platform and acted as a broker for an additional $0.3 billion to third parties. The results from this platform were a $0.8 million loss for the quarter, which is a significant improvement over the $4.3 million loss in the previous quarter. “We are pleased to see such progress as we fully integrate this mortgage loan origination platform and we continue to believe this business is well positioned to be accretive to EPS in 2006,” continued Mr. Morrice.

The company has provided the gain-on-sale, LAC and net operating margin of these operations in tables set forth later in this press release.

2006 Outlook

“Our strategic objectives for 2006 include achieving consistently strong operating performance in both our REIT and TRS, broadening the mortgage products and services available through each of our delivery channels, and lowering costs while increasing productivity,” said Mr. Morrice. “We are already making great progress toward achieving each of these objectives.

“At the REIT, we expect to execute up to $2 billion in securitizations in the second quarter of 2006, subject to our evaluation of secondary market opportunities. At the TRS, we anticipate our net operating margin to improve in the second quarter of 2006 reflecting a stronger secondary market for our loans and our continued efforts to control operating costs. Additionally, we anticipate growing our second quarter 2006 production volume over the first quarter 2006 level.

“We have continued confidence in our ability to pay a 2006 dividend of $7.30 per share as a result of this year’s REIT portfolio additions, the carry-over of REIT taxable income from 2005, and, if necessary, contributions from our TRS,” concluded Mr. Morrice.

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PDT to discuss its first quarter 2006 results. To participate on the call, dial (800) 299-7089 or (617) 801-9714 and use passcode 42281946. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com before the call under “First Quarter 2006 Earnings Event.” A replay of the call will be available from 12:00 p.m. PDT today through 9:00 a.m. PDT on May 11, 2006. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 67953951. Additionally, the call will be webcast live and archived on the Web site listed above.

Annual Meeting of Stockholders

The company will host its 2006 Annual Meeting of Stockholders on Wednesday, May 10, 2006, at 9:00 a.m. PDT at the company’s corporate offices located at 18400 Von Karman, Suite 1000, Irvine, California. The company’s board of directors designated the close of market on March 15, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. The meeting will be webcast live and archived on the Investor Relations section of the company’s Web site at www.ncen.com. The accompanying slide presentation will be available on the 2006 Annual Meeting of Stockholders webcast page prior to the meeting.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of March 31, 2006, New Century originated loans through 240 sales offices operating in 35 states and 31 regional processing centers operating in 18 states and employed approximately 7,100 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s belief that the addition of mortgage loans to its REIT portfolio in the first quarter of 2006 will contribute to its ability to pay its projected dividend of $7.30 per share for 2006; (ii) the realization of the company’s key objectives for the year including maximizing the capabilities of the prime and Alt-A platform it acquired in 2005 for future growth and utilizing that acquisition as a catalyst for expanding the mortgage products the company offers through each of its delivery channels; (iii) the company’s expectation that it will see stronger results in its prime and Alt-A platform as the company continues the expansion of its product lines across its channels; (iv) the company’s expectation that its non-prime gain-on-sale will improve in future quarters of 2006 based on stronger secondary market demand for its product and forward-sale commitments extending into the third quarter of 2006; (v) the company’s expectation that given its forward-sale commitments and focus on maintaining low loan acquisition costs, its net operating margin will improve in the second quarter of 2006 to a range of 60 to 75 basis points; (vi) the company’s belief that the mortgage loan origination platform acquired from RBC Mortgage is well positioned to be accretive to EPS in 2006; (vii) the execution of the company’s strategic objectives for 2006, including achieving consistently strong operating performance in both the company’s REIT and TRS, broadening the mortgage products and services available through each of its delivery channels, and lowering costs while increasing productivity; (viii) the company’s expectation that it will execute up to $2 billion in securitizations at the REIT in the second quarter of 2006, subject to its evaluation of secondary marketing opportunities; (ix) the company’s expectation that at the TRS, its net operating margin will improve in the second quarter of 2006 reflecting a stronger secondary market for our loans and our continued efforts to control operating costs; (x) the company’s expectation that it will grow its second quarter 2006 production volume over the first quarter 2006 level; and (xi) the company’s continued confidence in its ability to pay a 2006 dividend of $7.30 per share as a result of this year’s REIT portfolio additions, the carry-over of REIT taxable income from 2005, and, if necessary, contributions from its TRS. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the impact of more vigorous and aggressive enforcement actions by federal or state regulators; (viii) the company’s ability to grow its loan portfolio; (ix) the company’s ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the company’s ability to maintain adequate credit facilities to finance its business; (xii) the outcome of litigation or regulatory actions pending against the company; (xiii) the company’s ability to adequately hedge its residual values, cash flows and fair values; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xv) the assumptions underlying the company’s risk management practices; and (xvi) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Interest income	$463,002	$331,071
Interest expense	(283,213)	(162,081)

Net interest income	179,789	168,990
Provision for losses on mortgage loans held for investment	(27,825)	(30,238)

Net interest income after provision for losses	151,964	138,752
Other operating income:
Gain on sale of mortgage loans	129,527	139,752
Servicing income	15,642	6,722
Other income (1)	14,631	3,873

Total other operating income	159,800	150,347
Operating expenses:
Personnel	116,721	128,522
General and administrative	57,475	41,775
Advertising and promotion	12,703	19,832
Professional services	9,190	7,806

Total operating expenses	196,089	197,935

Earnings before income taxes	115,675	91,164
Income tax expense	11,940	6,404

Net earnings	103,735	84,760
Dividends on preferred stock	2,566	—

Net earnings available to common stockholders	$101,169	$84,760

Basic earnings-per-share	$1.82	$1.55
Diluted earnings-per-share	$1.79	$1.48

Basic weighted average shares outstanding	55,520	54,779
Diluted weighted average shares outstanding	56,695	57,267

(1)	For the quarter ended March 31, 2006, other income consisted primarily of $4.9 million related to hedge ineffectiveness, $6.4 million related to the mark-to-market adjustment of certain derivative instruments not designated as hedges as of March 31, 2006, and $3.2 million related to the company’s investment in Carrington Investment Partners, LP and Carrington Capital Management, LLC (collectively, “Carrington”). For the quarter ended March 31, 2005, other income consisted primarily of $2.7 million related to our investment in Carrington.

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	March 31, 2006	December 31, 2005	March 31, 2005
Cash and cash equivalents(1)	$569,757	$503,723	$880,130
Restricted cash	847,228	726,697	480,800
Mortgage loans held for sale, net	6,352,645	7,825,175	3,874,414
Mortgage loans held for investment, net	16,102,880	16,143,865	15,836,203
Residual interests in securitizations	208,791	234,930	143,928
Other assets	739,881	712,700	511,933

Total assets	$24,821,182	$26,147,090	$21,727,408

Credit facilities on mortgage loans held for sale	$6,169,277	$7,439,685	$3,651,181
Financing on mortgage loans held for investment, net	15,948,790	16,045,459	15,692,270
Convertible senior notes, net	—	4,943	5,407
Other liabilities	567,270	547,303	414,787
Total stockholders’ equity	2,135,845	2,109,700	1,963,763

Total liabilities and stockholders’ equity	$24,821,182	$26,147,090	$21,727,408

Book-value-per-share (diluted)(2)	$35.76	$35.17	$34.39

(1)	Cash and liquidity, which includes available borrowing capacity, was $621.5 million ($284.5 million at the REIT, $337.0 million at the TRS) at March 31, 2006, $530.4 million ($306.2 million at the REIT, $224.2 million at the TRS) at December 31, 2005 and $1.0 billion ($633.3 million at the REIT, $400.4 million at the TRS) at March 31, 2005.

(2)	Book-value-per-share is calculated using the period-end total common equity plus convertible debt, excluding preferred equity, and dividing by the quarters’ fully-diluted share count.

REIT Mortgage Loan Portfolio Vintage Data at March 31, 2006

(in thousands)

	2006(1)	2005	2004	2003	Total
Initial collateral pool	$1,678,975	$10,961,957	$8,431,735	$1,137,894	$22,210,561
Current collateral pool	$1,664,781	$8,085,635	$4,106,203	$250,878	$14,107,497
Delinquency (60+ days)	0.01%	4.40%	5.73%	13.43%	4.46%
Cumulative losses-to-date	0.00%	0.03%	0.17%	0.52%	0.11%
Projected cumulative losses over life	3.89%	2.92%	2.32%	1.64%	2.70%
Weighted average life in years	2.07	2.08	1.98	1.88	2.03
Weighted average FICO score	633	626	632	600	628

(1)	The 2006 data include the impact of the $0.3 billion second lien only securitization.

TRS Mortgage Loan Portfolio Vintage Data at March 31, 2006

(in thousands)

	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$1,026,393	$1,060,521	$2,086,914
Delinquency (60+ days)	3.09%	6.34%	4.78%
Cumulative losses-to-date	0.02%	0.35%	0.25%
Projected cumulative losses over life	1.46%	1.11%	1.22%
Weighted average life in years	3.20	2.56	2.75
Weighted average FICO score	671	653	662

REIT Portfolio Net Interest Spread

	1Q06
	GAAP	Tax
Average portfolio balance (in thousands)	$14,246,700
Gross interest spread(1)	3.73%	3.73%
Annual losses(2)	(0.81)%	(0.27)%
Amortization of capitalized costs(3)	(0.55)%	(0.70)%
Servicing costs / fees	(0.25)%	(0.25)%

Net interest spread	2.12%	2.51%
Other REIT income, net of expenses(4)	0.22%	0.38%
REIT income (in thousands)	$83,306	$103,061
REIT earnings-per-share(5)	$1.43	$1.78

(1)	Gross interest spread consists of interest income less interest expense plus prepayment charges plus hedging activity.

(2)	Losses on a GAAP basis are equal to the provision for losses of $29.0 million for 1Q06. Losses on a tax basis are equal to actual cash losses, $9.7 million for 1Q06.

(3)	Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for mortgage loans.

(4)	Other REIT income consists primarily of hedge ineffectiveness, mark-to-market adjustments of certain derivative instruments not designated as hedges, and inter-company charges and allocations. Other REIT expenses on a tax basis are net of certain amortization recorded on a GAAP basis but not for tax. Such amortization was $6.4 million for 1Q06.

(5)	Calculated as REIT income, less preferred dividends of $2.6 million, divided by 56.3 million common shares outstanding.

Roll-Forward of Loan Loss Allowance

(in thousands)

	Three Months Ended March 31,
	2006			2005
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$170,309	27,822	198,131	$54,444	35,783	90,227
Additions (reductions)	29,025	(1,200)	27,825	29,151	1,087	30,238
Charge-offs	(13,312)	(2,840)	(16,152)	(1,594)	(1,376)	(2,970)

	$186,022	23,782	209,804	$82,001	35,494	117,495

Mortgage Loan Production Data

(in thousands)

	Three Months Ended March 31,
	2006				2005
	Wholesale	Retail	Total	%	Wholesale	Retail	Total	%
Non-Prime	10,613,632	927,424	11,541,056	86.0	9,073,489	1,178,078	10,251,567	100.0
Prime and Alt-A	746,991	1,131,045	1,878,036	14.0	—	—	—	—

Total	11,360,623	2,058,469	13,419,092	100.0	9,073,489	1,178,078	10,251,567	100.0

Fixed-rate:
15-30-year	1,987,968	956,336	2,944,304	21.9	1,807,991	518,588	2,326,579	22.7
Interest-only	58,123	3,545	61,668	0.5	—	—	—	—
40-year	415,856	129,153	545,009	4.1	—	—	—	—

	2,461,947	1,089,034	3,550,981	26.5	1,807,991	518,588	2,326,579	22.7
Adjustable-rate (ARM):
Hybrid 30-year(1)	2,877,080	281,781	3,158,861	23.5	4,663,923	519,496	5,183,419	50.6
Interest-only	1,652,296	307,313	1,959,609	14.6	2,601,575	139,994	2,741,569	26.7
Hybrid 40-year(1)	4,364,427	370,199	4,734,626	35.3	—	—	—	—
HELOC	4,873	10,142	15,015	0.1	—	—	—	—

	8,898,676	969,435	9,868,111	73.5	7,265,498	659,490	7,924,988	77.3
Total	11,360,623	2,058,469	13,419,092	100.0	9,073,489	1,178,078	10,251,567	100.0

Refinance	6,385,932	1,128,889	7,514,821	56.0	5,495,993	1,131,617	6,627,610	64.6
Purchase	4,974,691	929,580	5,904,271	44.0	3,577,496	46,461	3,623,957	35.4

Total	11,360,623	2,058,469	13,419,092	100.0	9,073,489	1,178,078	10,251,567	100.0

Weighted average interest rates:
Fixed-rate	8.7%	7.0%	8.2%		7.8%	6.9%	7.6%
ARM - initial rate	8.3%	7.5%	8.2%		7.1%	7.1%	7.1%
ARM - margin over index	6.0%	4.3%	5.9%		5.7%	5.8%	5.7%

(1)	Majority of hybrid product has a fixed rate for 2 or 3 years.

Credit Quality of Mortgage Loan Production

	Three Months Ended March 31, 2006					Three Months Ended March 31, 2005
Risk Grades	Loan Production (in thousands)	Non- Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score	Loan Production (in thousands)	Non- Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score
AA	$8,893,769	77.1%	66.3%	82.8	634	$7,961,369	77.7%	77.7%	82.5	640
A+	1,210,657	10.5%	9.0%	79.9	592	989,807	9.7%	9.7%	79.0	597
A-	670,524	5.8%	5.0%	77.5	575	559,123	5.4%	5.4%	76.2	576
B	415,466	3.6%	3.1%	74.5	563	372,367	3.6%	3.6%	73.3	563
C/C-	350,640	3.0%	2.6%	67.9	557	300,179	2.9%	2.9%	67.8	557

Subtotal	$11,541,056	100.0%	86.0%	81.4	621	$10,182,845	99.3%	99.3%	81.0	627
Commercial Lending	—	—	—	—		68,722	0.7%	0.7%	—	—
Prime and Alt-A	1,878,036	—	14.0%	77.8	710	—	—	—	—	—

Total	$13,419,092	100.0%	100.0%	80.9	634	$10,251,567	100.0%	100.0%	81.0	627

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages.

TRS Net Operating Margin (Non-Prime)

	1Q06	4Q05	3Q05	2Q05	1Q05
Gain-on-sale before hedging activities	1.60%	1.62	2.00	2.33	2.86
Hedging activities(1)	0.07	0.09	0.05	(0.05)	0.13

Net gain-on-sale	1.67	1.71	2.05	2.28	2.99
Net interest carry during holding period(2)	0.49	0.46	0.38	0.45	0.44
Loan acquisition costs(3)	(1.66)	(1.65)	(1.82)	(1.89)	(2.36)

Net operating margin	0.50%	0.52	0.61	0.84	1.07

(1)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale commitments and Euro Dollar futures contracts.

(2)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.

(3)	LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

TRS Net Operating Margin (Prime and Alt-A)

	1Q06	4Q05
Gain-on-sale before hedging activities(1)	0.72%	0.93
Hedging activities(2)	0.19	(0.24)

Net gain-on-sale	0.91	0.69
Net interest carry during holding period(3)	0.19	0.06
Loan acquisition costs(4)	(1.19)	(0.77)

Net operating margin	(0.09)%	(0.02)

(1)	Includes pair-off fees and volume incentive premiums, which represent .04 basis points of gain-on-sale.

(2)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale commitments and interest rate lock commitments.

(3)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.

(4)	LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

Loan Acquisition Costs (Non-Prime)

	1Q06	4Q05	3Q05	2Q05	1Q05
Points and fees:
Wholesale	(0.25%)	(0.36%)	(0.62%)	(0.59%)	(0.76%)
Retail	3.58%	3.42%	3.24%	3.26%	3.05%

Net points and fees	0.02%	(0.06%)	(0.29%)	(0.22%)	(0.34%)
Overhead:
Fixed	(1.33%)	(1.20%)	(1.13%)	(1.28%)	(1.56%)
Variable	(0.35%)	(0.39%)	(0.40%)	(0.39%)	(0.46%)

Total overhead	(1.68%)	(1.59%)	(1.53%)	(1.67%)	(2.02%)

Loan acquisition costs	(1.66%)	(1.65%)	(1.82%)	(1.89%)	(2.36%)

Loan Acquisition Costs (Prime and Alt-A)

	1Q06	4Q05
Net points and fees	1.20%	1.19%
Overhead:
Fixed	(1.61%)	(1.23%)
Variable	(0.78%)	(0.73%)

Total overhead	(2.39%)	(1.96%)

Loan acquisition costs	(1.19%)	(0.77%)

Secondary Market Transactions

(in thousands)

	Three Months Ended March 31,
	2006		2005
	Amount	% of Sales	Amount	% of Sales
Non-prime whole loan sales	$11,120,728	74.1%	$6,451,298	67.8%
Prime and Alt-A whole loan sales	2,119,800	14.1%	—	0.0%

Total premium sales	13,240,528	88.2%	6,451,298	67.8%
Discounted whole loan sales	91,367	0.6%	65,566	0.7%

Total sales	13,331,895	88.8%	6,516,864	68.5%
Securitizations structured as financings	1,678,678	11.2%	2,991,324	31.5%

Total secondary market transactions	$15,010,573	100.0%	$9,508,188	100.0%

Total secondary market transactions as a % of production	111.9%		92.7%

Gain-on-Sale of Mortgage Loans

(in thousands)

	Three Months Ended March 31,
	2006		2005
	$	% Gain	$	% Gain
Whole loan sales - non-prime(1)	$192,803		$188,685
Mortgage servicing rights	706		7,164

	$193,509	1.74%	$195,849	3.04%
Loss on loans sold at a discount	(5,993)		(1,300)

Net execution - non-prime operations	$187,516	1.67%	$194,549	2.99%
Whole loan sales - prime and Alt-A(1)	19,671	0.93%	—
Premiums paid to acquire loans(2)	(53,404)		(73,221)
Hedge gain(3)	8,232		495
Fair value adjustment(4)	(32,078)		(1,330)
Net deferred origination fees (costs)(5)	(410)		19,259

Net gain-on-sale	$129,527		$139,752

(1)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale.

(2)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.

(3)	Hedge gain represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and other hedging activities.

(4)	Fair value adjustment in 2006 is based on a revision in estimated cash flows, primarily as a result of prepayment speeds exceeding the company’s expectations.

(5)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold.

Servicing Portfolio

(in thousands)

	March 31, 2006	December 31, 2005
Mortgage loans held for investment	$15,226,238	$15,150,133
Mortgage loans held for sale	5,987,198	6,670,715
Interim servicing	9,458,288	7,750,137
Servicing rights owned	6,126,881	10,039,803

Total	$36,798,605	$39,610,788

At March 31, 2006, the servicing portfolio excluded approximately $900 million of mortgage loans held for investment and approximately $400 million of mortgage loans held for sale serviced by a third party. At December 31, 2005, the servicing portfolio excluded approximately $1.0 billion of mortgage loans held for investment and approximately $1.2 billion of mortgage loans held for sale serviced by a third party.

Schedule 1

GAAP Reconciliation of REIT Taxable Income

(in thousands)

1Q06
Consolidated pre-tax income	$115,675
Add (subtract):
TRS income	(32,369)
Loss provision	29,025
Actual losses(1)	(9,653)
Net increase to taxable income from inter-company loan sales and other transactions	383

REIT taxable income	$103,061

(1)	Actual losses on a tax basis represent cash losses.

REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is consolidated pre-tax income as reflected in the income statement. The company believes that the presentation of REIT taxable income provides useful information to investors due to the specific distribution requirements to report and pay common share dividends pursuant to the Internal Revenue Code of 1986, as amended. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Schedule 2

Quarterly return on equity is calculated by dividing the annualized consolidated net income for the most recent quarter by the average stockholders’ equity for the quarter using a simple average of beginning and ending balances for the quarter. The company believes this measure provides useful information concerning its efficiency at earning a profit on its stockholders’ equity. Return on equity is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.

Schedule 3

GAAP Reconciliation of Loan Acquisition Costs (Operating Expense Component)

(in thousands)

	1Q06	4Q05	3Q05	2Q05	1Q05
Total operating expenses	$196,089	$219,018	$233,639	$220,773	$197,935
Add / subtract:
Prime and Alt-A expense	(47,534)	(52,476)	(21,244)	—	—
Servicing division expense	(14,309)	(15,118)	(11,787)	(10,749)	(10,718)
Excluded expenses(1)	(17,007)	(15,887)	(19,494)	(18,150)	(16,661)
Direct origination costs classified as a reduction in gain-on-sale	75,700	73,400	60,200	32,800	36,600

Loan acquisition costs – overhead component	$192,939	$208,937	$241,314	$224,674	$207,156
Divided by: quarterly volume (excludes prime and Alt-A)	$11,465,893	$13,171,734	$15,823,462	$13,444,170	$10,251,567
Loan acquisition costs overhead as a % of loan prod.	1.68%	1.59%	1.53%	1.67%	2.02%

Prime and Alt-A expense	47,534	52,476
Excluded expenses(2)	(783)	(2,845)

Loan acquisition costs – overhead component	$46,751	$49,631
Divided by: quarterly volume (Prime and Alt-A)	$1,953,199	$2,529,172
Loan acquisition costs overhead as a % of loan prod.	2.39%	1.96%

(1)	Excluded expenses consist of profit-based compensation, commercial lending overhead, and certain professional fees.

(2)	Excluded expenses consist of profit-based compensation.

The reconciliation in the table above illustrates the differences between overhead included in LAC and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total operating expenses as reflected in the income statement. The company believes that the presentation of LAC provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses LAC data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

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